Exhibit 10.1

EXECUTION COPY

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”), dated as of April 19, 2018 (the “Execution Date”) is made by and between FORM Holdings Corp. (the “Company”) and Andrew Perlman (“Executive”).

WHEREAS, the Company and the Executive desire to provide for an amicable and mutually agreed transition of executive management in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.             Separation of Employment. Executive resigned his employment with the Company effective as of the close of business on April 19, 2018 (the “Separation Date”). As of the Separation Date, Executive further resigns from each and every other office, position or responsibility in which Executive served for the Company and each of its respective affiliates, subsidiaries or divisions, including, without limitation, Executive’s position as a member of the Board of Directors of the Company (the “Board”) and its subsidiaries. Executive acknowledges that from and after the Separation Date, Executive shall have no authority to, and shall not represent himself as an employee or director of the Company. Notwithstanding anything in any applicable equity compensation plan or applicable award agreement(s) (“Equity Documents”) to the contrary, all outstanding stock options awarded to Executive shall terminate as of the Separation Date.

2.             Separation Benefits. In exchange for the promises set forth in this Agreement and provided that Executive executes this Agreement (including the Release of Claims herein) and provided that this Agreement becomes irrevocable and enforceable within sixty (60) days following the Separation Date, the Company agrees to pay or provide to Executive the following benefits (“Separation Benefits”):

(a)           Severance in an amount equal to $125,000 (the “Deferred Cash”), payable in monthly installments of $20,833.34 over the six (6) month period following the Settlement Date, less applicable withholdings and in accordance with the Company’s standard payroll procedures, commencing on the first payroll date following the Settlement Date. For purposes of this Agreement, the “Settlement Date” means the date that the Company achieves both of the following objectives at the end of an applicable calendar quarter as shown in the 10-Q or 10-K reporting such quarter (the “Cash Objectives”): (i) the Company’s Working Capital exceeds $6,368,000, and (ii) Free Cash exceeds $6,368,000; provided that if the Company does not achieve the Cash Objectives prior to the second (2nd) anniversary of the Separation Date, the Deferred Cash shall be forfeited and no amounts shall be payable under this Section 2(a). For purposes of this Agreement, “Free Cash” means cash and cash equivalents as defined in the Company’s Form 10-K and calculated consistently, less (i) any cash or cash equivalents that are restricted in any way, and (ii) any cash received by the Company from a debt, equity or other capital raise subsequent to the Execution Date. For purposes of this Agreement, “Working Capital” shall mean (i) current assets less current liabilities, prepared in accordance with GAAP and consistent with the Company’s prior filings of Form 10-K, less (ii) any cash received by the Company from a debt, equity or other capital raise subsequent to the Execution Date.

(b)           All of the outstanding restricted stock units (“RSUs”) awarded to Executive shall continue to be governed by the terms and conditions set forth in the applicable Equity Documents; provided, however, that with regards to 153,301 of the shares underlying Executive’s RSUs which were awarded on January 17, 2017 (and amended on December 14, 2017) (the “Current RSUs”), such Current RSUs shall vest on May 17, 2018 (in accordance with the January 17 , 2017 award agreement, as amended December 14, 2017); provided, however, that such Current RSUs will be subject to a restriction on sale until the earlier of: (i) the one (1) year anniversary of the Separation Date; and (ii) the date upon which the volume weighted average price (VWAP) for the XpresSpa Group Inc. common stock for thirty (30) consecutive trading days exceeds $1.50 (as adjusted by the Company in its discretion for any stock split, subdivision, dividend or distribution). After applying this Section, any remaining RSUs shall be forfeited as of the Separation Date. Executive is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the Current RSUs and the Executive agrees to remit to the Company an amount sufficient to pay such taxes. Such payment shall be made to the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its discretion.

(c)           Immediately following the Execution Date, the Company shall grant to Executive an additional grant of 150,000 RSUs which shall be fully vested as of the date of grant (the “Granted RSUs”) and subject to applicable Equity Documents; provided, however, that such Granted RSUs will be subject to a restriction on sale until the earlier of: (i) the one (1) year anniversary of the Separation Date; and (ii) the date upon which the volume weighted average price (VWAP) for the XpresSpa Group Inc. common stock for thirty (30) consecutive trading days exceeds $1.50 (as adjusted by the Company in its discretion for any stock split, subdivision, dividend or distribution). Executive is responsible for the payment of income and employment taxes (and any other taxes required to be withheld) payable in connection with the Granted RSUs and the Executive agrees to remit to the Company an amount sufficient to pay such taxes. Such payment shall be made to the Company in a form that is reasonably acceptable to the Company, as the Company may determine in its discretion.

Executive acknowledges and agrees that the Separation Benefits provided for in this Section 2 are good, valuable and sufficient consideration and are not otherwise due or owing to you under the Employment Agreement between Executive and the Company, dated January 18, 2017 (the “Employment Agreement”) or any other Company agreement, policy or practice. Executive further acknowledges and agrees that Executive shall have no right to any benefits or payments under Section 9 of the Employment Agreement.

3.             Continuing Obligations.

(a)           Executive will continue to be subject to and comply with the Non-Disclosure Agreement between Executive and the Company, dated April 29, 2007 (the “NDA”), an executed copy of which is attached hereto as Exhibit A, and the obligations set forth in Section 10 of the Employment Agreement and that the Executive’s obligations set forth in the NDA and Employment Agreement shall continue to apply following the Separation Date; provided, however, that: (i) the “Restricted Period” (as that term is defined in the Employment Agreement) shall be the two (2) year period following the Separation Date; and (ii) the following subsection (3) shall be added to the definition of “Restricted Business Activity” in the Employment Agreement: “solicit or hire any then-current employee of the Company or any individual who was an employee of the Company within six (6) months prior to the Separation Date.”

(b)           The Company acknowledges and agrees that the Executive shall continue to be covered by the Company’s directors and officers policy in accordance with its terms and the Indemnification Agreement between Vringo, Inc. and Executive, dated January 31, 2013 (the “Indemnification Agreement”), an executed copy of which is attached hereto as Exhibit B, shall continue to apply in accordance with its terms.

4.             Public Relations; No Disparagement.

(a)           The Executive will not make public statements or communications that would libel, slander, disparage, denigrate, ridicule or criticize the Company or any of its businesses, services, products, affiliates or current, former or future directors and named executive officers (in their capacity as such).

(b)           Similarly, the Company shall not make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) which would or could materially disparage the Executive’s reputation. Executive acknowledges that the “Company” in this Section 4(b) refers to statements made by the Company’s named executive officers and the members of the Board. The Executive acknowledges that the Company cannot control or direct the speech of its non-managerial employees or third parties.

(c)           The Company shall draft a public statement addressing the Executive’s separation from the Company which shall be provided to Executive for review and comment prior to publication.

(d)           Notwithstanding anything in this Section to the contrary, this Section shall have no application to any statement, evidence or testimony either party is compelled to provide by any court or government agency or to any statement the Company is required to make to comply with federal and state securities laws.

5.             Executive’s Release of Claims.

(a)           In consideration for the Separation Benefits, Executive, individually and on behalf of Executive’s heirs, executors, administrators, attorneys or representatives, successors and assigns, hereby voluntarily, knowingly and willingly releases and forever discharges the Company and each of its parents, subsidiaries and affiliates, together with each of the foregoing entities’ respective owners, principals, partners, officers, directors, employees, agents, members, managers, attorneys, employee benefits plans and such plans’ administrators, fiduciaries, trustees, record keepers and service providers, and each of their respective predecessors, successors, and assigns (hereinafter collectively referred to as the “Company Releasees”) from any and all rights, claims, charges, actions, causes of action, complaints, grievances, sums of money, suits, debts, covenants, contracts, agreements, promises, obligations, damages, demands or liabilities of every kind whatsoever, in law or in equity, whether known or unknown, suspected or unsuspected (collectively, “Claims”) which Executive or Executive’s executors, administrators, successors or assigns ever had, now have or may hereafter claim to have by reason of any matter, cause or thing whatsoever, arising from the beginning of time up to the Execution Date including, but not limited to (1) any such Claims relating in any way to Executive’s employment relationship with the Company or any other Company Releasee, or the termination thereof, (2) any Claims arising under any agreement between the Company and Executive (including, without limitation, the Employment Agreement), and (3) any such Claims arising under any federal, local or state statute or regulation, including, without limitation: the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act of 1990; the Lilly Ledbetter Fair Pay Act; the Genetic Information Non-Discrimination Act; the Employee Retirement Income Security Act of 1974; the Rehabilitation Act of 1973; the Family and Medical Leave Act of 1993, as amended in 2009; the Civil Rights Act of 1866; the Civil Rights Act of 1872; and the Fair Labor Standards Act; and any state or local laws governing the same subject matter, and any other federal, state, or local law prohibiting discrimination and/or harassment on the basis of race, color, age, religion, sexual orientation, religious creed, sex, national origin, ancestry, alienage, citizenship, nationality, mental or physical disability, denial of family and medical care leave, medical condition (including cancer and genetic characteristics), marital status, military status, gender identity, harassment or any other basis prohibited by law; provided, however, that notwithstanding the foregoing, nothing contained in this Section shall in any way diminish or impair: (A) any rights Executive may have to vested benefits under employee benefit plans; (B) Executive’s right to enforce this Agreement; (C) any Claims Executive may have that cannot be waived under applicable law, such as unemployment benefits, workers’ compensation and disability benefits; and (D) any rights to indemnification as an officer, director, or employee of the Company as provided under the Company’s organizational documents, the Indemnification Agreement, and any insurance policies providing for such indemnification (collectively, the “Excluded Claims”).

(b)           Executive represents and warrants that, except with respect to the Excluded Claims, Company and other Company Releasees have fully satisfied any and all obligations whatsoever owed to Executive arising out of Executive’s employment with Company or any other Company Releasee, and that no further payments or benefits are owed to Executive by the Company or any other Company Releasee. Executive has reported all hours worked to the Company and has been paid and has received all compensation, including all wages, overtime, bonuses, incentive compensation, commissions, equity grants, benefits, sick pay, vacation pay, or other compensation or payments or form of remuneration of any kind or nature, as well as reimbursement for all reasonable and necessary business, travel and entertainment expenses incurred on behalf of the Company.

(c)           Executive further understands and agrees that, except for the Excluded Claims, Executive has knowingly relinquished, waived and forever released any and all rights to any personal recovery in any action or proceeding that may be commenced on Executive’s behalf arising out of the aforesaid employment relationship or the termination thereof, including, without limitation, claims for back pay, front pay, liquidated damages, compensatory damages, general damages, special damages, punitive damages, exemplary damages, costs, expenses and attorneys’ fees.

(d)           As a condition of the Company entering into this Agreement, Executive further represents that Executive has not filed against the Company or any of the other Company Releasees, any complaints, claims or lawsuits with any court, administrative agency or arbitral tribunal prior to the date hereof, and that Executive has not transferred to any other person any such complaints, claims or lawsuits.

(e)           In consideration of Executive’s release of claims in Section 6(a) and Executive’s other promises set forth in this Agreement, the Company voluntarily, knowingly and willingly releases and forever discharges Executive from any and all claims and rights of any nature whatsoever which the Company now has or in the future may have against Executive, provided, however, the foregoing release shall not waive any claims the Company may have against Executive arising from or related to: (i) Executive’s breach of this Agreement; (ii) Executive’s illegal or material bad faith acts; and (iii) any claims for which Executive would not be eligible for indemnification under the Indemnification Agreement.

6.             Cooperation. Except as described in the preceding Section, Executive agrees to reasonably cooperate with the Company in connection with any action, suit, or proceeding, whether or not by or in the right of the Company and whether civil, criminal, administrative, investigative or otherwise. The Company’s request for “reasonable cooperation” shall take into consideration Executive’s personal and business commitments and the amount of notice provided to Executive by the Company. The Company will reimburse the Executive for reasonable out-of-pocket expenses that the Executive incurs in providing any requested cooperation, so long as the Executive provides advance written notice to the Company of the Executive’s request for reimbursement and provides satisfactory documentation of the expenses.

7.             Whistleblower. Nothing in Sections 4, 5, or 6 shall prohibit the Executive from reporting possible violations of law or regulation to or filing charges with any governmental agency or entity including but not limited to the United States Department of Justice, the Securities and Exchange Commission, the Equal Employment Opportunity Commission, any Inspector General, or any similar state or local agency, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive is not required to notify the Company that the Executive has made such reports or disclosures. Executive understands that by signing this Agreement, Executive waives the right to any monetary recovery in connection with a local, state or federal governmental agency proceeding and Executive waives the right to file a claim seeking monetary damages in any court, administrative agency or arbitral tribunal. Notwithstanding the foregoing, nothing in this Agreement prohibits Executive from seeking or obtaining a whistleblower award from the Securities and Exchange Commission (and not the Company Releasees) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

8.             Breach. If Executive breaches or threatens to breach any of Executive’s promises in Sections 3, 4, 5, or 6 of this Agreement, or if any representation made by Executive in this Agreement was false when made, Executive agrees that the Company shall be entitled to appropriate injunctive relief and that Executive (a) will forfeit all right to future benefits paid in consideration for the breached promise, including, without limitation, the Separation Benefits, and (b) must repay all benefits previously received for such promise, including, without limitation, the Separation Benefits, upon the Company’s demand.

9.             Entire Agreement and Amendment. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter of this Agreement. This Agreement may be amended only by a written document signed by both parties to this Agreement.

10.          Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Agreement to the substantive law of another jurisdiction, and any action brought hereunder shall be brought in a court of competent jurisdiction in the State of New York. The Company and the Executive do hereby submit to personal jurisdiction of the federal and state courts located in the State of New York for purposes of any action brought hereunder.

11.          Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement will not become effective or enforceable until each of the Company and Executive has executed this Agreement.

12.          Severability. If any section, subsection or provision hereof is found for any reason whatsoever to be invalid or inoperative, that section, subsection or provision shall be deemed severable and shall not affect the force and validity of any other provision of this Agreement. If any covenant herein is determined by a count to be overly broad thereby making the covenant unenforceable, the parties agree and it is their desire that such court shall substitute a reasonable judicially enforceable limitation in place of the offensive part of the covenant and that as so modified the covenant shall be as fully enforceable as if set for the herein by the parties themselves in the modified form.

13.          Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

14.          Warranties. By signing this Agreement, Executive acknowledges the following:

(a)           Executive has carefully read and understands this Agreement.

(b)           The Company advised Executive to consult with an attorney, Executive did consult with an attorney, and reviewed this Agreement in its final form;

(c)           Executive understands that this Agreement is legally binding and by signing it Executive gives up certain rights; and

(d)           Executive has voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it.

[Signature Page Follows]

IN WITNESS WHEREOF the parties have executed this Agreement on the date first set forth above.

FORM HOLDINGS CORP.

By:	/s/ Bruce Bernstein
Name: Bruce Bernstein
Title: Chairman of the Board of Directors

EXECUTIVE:

/s/ Andrew Perlman
Andrew Perlman

EXHIBIT A

NDA

EXHIBIT B

INDEMNIFICATION AGREEMENT